October 16, 2017

Houston American Energy Corp.

801 Travis, Suite 1425

Houston, Texas 77002

RE: Houston American Energy Corp. – Registration Statement on Form S-3

Gentlemen:

The undersigned has acted as counsel to Houston American Energy Corp., a Delaware corporation, in connection with the registration of the offer and resale of 12,178,346 shares (the “Shares”) of the common stock, $0.001 par value per share, of Houston American Energy Corp. pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission, on behalf of the certain selling stockholders named therein. The shares consist of shares issuable by Houston American Energy Corp. upon (i) the conversion of shares of (a) 12.0% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and (b) 12.0% Series B Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), and (ii) the exercise of outstanding warrants (the “Warrants”).

In acting as counsel for Houston American Energy Corp. and arriving at the opinions expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of Houston American Energy Corp., agreements and other instruments, certificates of officers and representatives of Houston American Energy Corp., certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is my opinion that the Shares being registered for resale by the selling stockholders under the registration statement have been duly authorized and, when issued in accordance with the terms of the Preferred Stock and the Warrants and receipt by Houston American Energy Corp. of the consideration required therein, will be validly issued, fully paid and non-assessable.

I express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement, to its use as part of the registration statement, and to the use of my name under the caption “Legal Matters” in the prospectus constituting a part of the registration statement.

Very truly yours,

/s/ Michael W. Sanders
Michael W. Sanders